Exhibit 99.1

Kona Grill Promotes Christi Hing to Chief Financial Officer

Scottsdale, Arizona, March 1, 2012 – Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, has promoted Christi Hing from vice president and controller to chief financial officer.

“Throughout her career, Christi has demonstrated her talent by leading finance teams in multiple areas, and made impressive contributions along the way,” said Berke Bakay, president and CEO of Kona Grill. “Over the past six years at Kona Grill, she has assumed an increasing level of financial responsibility and has thrived.”

Christi Hing served most recently as Kona Grill’s vice president and controller and previously as the company’s director of financial reporting. Before joining Kona Grill, Ms. Hing served as manager of financial reporting for American Express from February 2004 to December 2005. Prior to that, she worked at PricewaterhouseCoopers LLP for seven years, serving in a variety of roles, including audit manager. Ms. Hing has a Bachelor of Science in Accounting from Arizona State University and is a certified public accountant.

About Kona Grill
Kona Grill (NASDAQ: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 23 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 16 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); Nevada (Las Vegas); New Jersey (Woodbridge); Texas (Austin, Dallas, Houston, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com.

Kona Grill Investor Relations Contact:
Liolios Group, Inc.
Cody Slach
Tel (949) 574-3860
KONA@liolios.com